UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐           Soliciting Material Under Rule 14a-12

TS&W / CLAYMORE TAX-ADVANTAGED BALANCED FUND
(Name of Registrant as Specified in Its Charter)

WESTERN INVESTMENT LLC
WESTERN INVESTMENT HEDGED PARTNERS L.P.
WESTERN INVESTMENT TOTAL RETURN PARTNERS L.P.
ARTHUR D. LIPSON
BENCHMARK PLUS INSTITUTIONAL PARTNERS, L.L.C.
BENCHMARK PLUS PARTNERS, L.L.C.
BENCHMARK PLUS MANAGEMENT, L.L.C.
ROBERT FERGUSON
SCOTT FRANZBLAU
NEIL CHELO
ROBERT A. WOOD

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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2

Western Investment LLC (“Western Investment”), together with the other Participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of trustee nominees at the next meeting of shareholders (the “Annual Meeting”) of TS&W/Claymore Tax-Advantaged Balanced Fund (the “Fund”).  Western Investment has made a definitive filing with the SEC of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of its slate of trustee nominees at the Annual Meeting.

Item 1:  On June 16, 2010, Western Investment delivered the following letter to shareholders:

YEAR AFTER YEAR THE MEMBERS OF YOUR BOARD HAVE
CONSISTENTLY ACTED TO MAXIMIZE FEES TO CLAYMORE
RATHER THAN RETURNS TO SHAREHOLDERS.

VOTE WITH WESTERN INVESTMENT TO ELECT TRUSTEES
COMMITTED TO MAXIMIZING VALUE FOR ALL SHAREHOLDERS!

Dear Fellow Shareholder:

The Fund has been plagued by a persistent discount to net asset value, made worse by what we believe to be an ineffective and compromised Board.  The Board claims to be seeking to protect the long-term interests of all shareholders, yet has not adopted proven remedies described in the offering prospectus.  We believe it is time for true shareholder representation on the Board.

Western Investment is the largest shareholder of TS&W/Claymore Tax-Advantaged Balanced Fund (the “Fund”), owning approximately 6.7% of the Fund’s shares.  We are seeking your support on the GOLD proxy card FOR the election of TWO INDEPENDENT trustee nominees to the Fund’s Board of Trustees, and FOR our proposal to take the necessary steps to declassify the Board so that all trustees are reelected on an annual basis.

Western Investment specializes in investing in closed-end funds and has proven over many years to be an ethical activist investor for all shareholders.  We have taken a stance in connection with 32 issuers since 2004. All completed activism situations resulted in significant pro-shareholder action by issuers.  In every situation, the same result was available to all shareholders.  We did not benefit in any way except as a shareholder, we have never accepted any fees nor did we accept “greenmail” or participate in any transaction not available to all other shareholders.  We are proud of our public record and proud of the role we have played in creating value for shareholders.

WHY HAS THE BOARD TAKEN NO SIGNIFICANT ACTION TO REDUCE THE PERSISTENT DISCOUNT TO NET ASSET VALUE?

The Fund has been plagued by a persistent and significant discount to its per share net asset value, or NAV, since inception.  This discount has averaged 11.4% and has been as high as 31.8%.  When compared with 254 publicly traded US municipal bond closed-end funds registered with the Securities and Exchange Commission, the Fund is the absolute worst in terms of discount to NAV.  The Fund holds more than 50% of its portfolio in municipal securities, with the balance in equities.  Because of the Board’s ineffective action in addressing this discount, selling shareholders are forced to leave significant value behind, receiving less for their shares than the actual value of the securities they represent.

While the Board claims it has been cognizant of seeking to protect the long-term interests of all shareholders of the Fund, little to nothing has been done to address the persistent discount to net asset value.

For example, the Putnam Funds recently published a press release, currently posted at www.fixmyfund.com, showing that fund returns were increased by as much as 24% through repurchases.  Why has this Board not taken similar action?

Why hasn’t the Board proposed converting the Fund into a municipal bond ETF or, at the very least, shedding the equity security portion of the Fund’s portfolio, increasing the Fund’s dividend and conducting periodic tender-offers or accretive and aggressive open-market repurchases of the Fund’s shares?  Muni ETFs have had huge growth, been enormously popular and have offered greater liquidity with much lower fees to investors over the past three years.  We suggested these two solutions to the Board prior to this solicitation so that shareholders could avoid a costly proxy contest.  Unsurprisingly, the Board ignored our suggestion.  In fact, they never even bothered to reply.

HOW CAN THE BOARD JUSTIFY PAYING OVER $2.2 MILLION
IN ADVISORY, “PROFESSIONAL” AND TRUSTEE FEES IN 2009?

While many shareholders have incurred significant lost value in their investment in the Fund, the Fund still managed to pay over $2.3 million in advisory, “professional” and trustee fees in 2009.  We believe the Claymore Board needs to take aggressive action to decrease and justify these fees.  Again we wonder how does a Board that is truly “cognizant of seeking to protect the long-term interests of all shareholders of the Fund” justify these excessive fees?

WHY DOES THIS BOARD CONTINUE TO DISREGARD BEST PRACTICE CORPORATE GOVERNANCE RECOMMENDATIONS?

Egan-Jones Proxy Services, Glass, Lewis & Co. and RiskMetrics Group, three of the leading proxy advisory firms, in addition to The Council of Institutional Investors, a nonpartisan, not-for-profit association of public, labor and corporate employee benefit funds with assets exceeding $3 trillion and a leading advocate for improving corporate governance standards and strengthening investor rights, all recommend that all members of a board of directors or trustees be elected annually.  RiskMetrics Group has even been retained by the Fund to provide proxy voting guidelines on the Fund’s behalf.  Yet the Fund has determined that shareholders somehow benefit from a classified board.  We wonder, are shareholders truly being served by a Board that spends shareholder money to engage a proxy advisory firm, only to ultimately ignore the firm’s recommendation?  By preserving its classified board, whose interests is this Board trying to protect?

WHAT DOES THE BOARD PLAN TO DO IN LIGHT OF THE EXPECTED EXPIRATION OF THE TAX-CUTS RELATING TO DIVIDEND INCOME?

In 2011, without further action by Congress, dividend income will be taxed at higher rates.  For a fund that “seeks to achieve its objective by investing in a pool of assets that generate income that is either exempt from regular federal income tax or qualifies for federal income taxation at long-term capital gains rates,” the expiration of these tax-cuts is a big deal.  Yet the Board has failed to even acknowledge the effect such a tax increase would have on the Fund and its shareholders.  Why is the Board withholding this information from shareholders?  Frankly, this is just further inaction from a Board seemingly more interested in protecting its own interests than the interests of shareholders.

We urge you to vote the GOLD proxy today by following the simple instructions for telephone or internet voting on the GOLD proxy card.  Alternatively, you can sign date and return your GOLD proxy in the postage paid envelope provided.

If you have any questions or require assistance in voting, please contact our proxy solicitor at the numbers given on the following page.  Thank you for your support.

Regards,

Arthur D. Lipson

If you have any questions or need assistance voting your Shares, please call:
InvestorCom, Inc.
65 Locust Avenue, Third Floor
New Canaan, Connecticut 06840

Shareholders Call Toll-Free at: (877) 972-0090
Banks and Brokers Call Collect at: (203) 972-9300

You may also contact Western Investment LLC via email at
info@fixmyfund.com

Item 2: On June 16, 2010, the following release was posted to www.fixmyfund.com:

Shareholders 1-800-225-1581 Media Contact: Jennifer Santos, 617-760-8582

FOR IMMEDIATE RELEASE

PUTNAM RENEWS SHARE REPURCHASE PROGRAM

FOR CLOSED-END FUNDS

BOSTON, September 17, 2009--Putnam Investments announced today that the Board of Trustees of The Putnam Funds (the "Trustees") has voted to renew the current repurchase program for Putnam's closed-end funds. As renewed, the program will allow each of the five Putnam closed-end funds to repurchase, during the one-year period beginning October 8, 2009, up to 10% of its common shares outstanding as of October 7, 2009.

The share repurchase program is intended to enhance shareholder value, as repurchases made at a discount have the effect of increasing the net asset value per share of the applicable fund's remaining shares. The Trustees believe that the record of the repurchase program to date shows that share repurchases represent attractive investment opportunities for the funds. Since the commencement of the program in 2005, repurchases by these five funds have contributed in the aggregate approximately $50.4 million in per-share net asset value to remaining common shareholders of the funds. As indicated in the table on the following page, the repurchase program has been an important contributor to fund returns at net asset value.

  September 17, 2009

	Contribution of Share Repurchases to Total Returns at Net Asset Value (10/25/05-8/31/09)	Cumulative Total Returns (Including Share Repurchases) at Net Asset Value (10/25/05- 8/31/09)
Putnam High Income Securities Fund (NYSE: PCF)	2.00%	12.51%

Putnam Managed Municipal Income Trust (NYSE: PMM)	0.89%	3.77%

Putnam Master Intermediate Income Trust (NYSE: PIM)	2.03%	9.62%

Putnam Municipal Opportunities Trust (NYSE: PMO)	1.27%	8.18%

Putnam Premier Income Trust (NYSE: PPT)	2.68%	11.11%

Performance information does not reflect returns at market price, which will vary from, and may be lower than, returns at net asset value. Past performance does not guarantee future results. More recent returns may be less or more than those shown. Investment return, net asset value and market price will fluctuate and you may have a gain or a loss when you sell your shares. Performance assumes reinvestment of distributions and does not account for taxes. For more recent performance information, call 1-800-225-1581 or visit www.putnam.com.

Performance attribution is approximate and reflects the daily impact, gross offees, ofper-share net asset value increases caused by share repurchases made at a discount to net asset value during the period. In addition to reflecting repurchases under the share repurchase program, cumulative total returns at net asset value reflect the impact of issuer tender offers completed both by each fund in July 2007for 10% of its outstanding shares at 98% of net asset value and by PIM in April 2008 for 15% of its outstanding shares at 99% of net asset value. For PMO and PMM, contributions to returns at net asset value reflect that the number of shares deemed to have been repurchased by these funds was revised using the pro forma combinations, as of October 5, 2007, of Putnam High Yield Municipal Trust and PMM and of Putnam Investment Grade Municipal Trust and Putnam Municipal Bond Fund and PMO. (In February 2008, Putnam High Yield Municipal Trust merged into PMM, and Putnam Investment Grade Municipal Trust and Putnam Municipal Bond Fund merged into PMO.)

  September 17, 2009

In October 2005, the Trustees initiated the program, which, as subsequently amended, authorized the repurchase of up to 10% of each fund's outstanding common shares over the two-years ending October 5, 2007. The Trustees subsequently renewed the program twice, to permit the repurchase of an additional 10% of each fund's outstanding common shares over the twelve-month period beginning on October 8, 2007 and of an additional 10% over the twelve-month period beginning on October 8, 2008 (in each case based on common shares outstanding as of the last business day prior to such period).

The funds will repurchase shares at a discount, subject to procedures approved by the Trustees. There is no assurance that the funds will purchase shares at any particular discount levels or in any particular amounts. Under certain conditions, regulatory requirements and other legal considerations may limit the fund's ability to repurchase shares. Each fund's repurchase activity will be disclosed in its shareholder reports for the relevant fiscal periods. See the funds' most recent shareholder reports for details. There is no assurance that the market price of a fund's shares, either absolutely or relative to net asset value, will increase as a result of any share repurchases. Some of Putnam's closed-end funds use leverage, which involves risk and may increase the volatility of such funds' net asset value.

About Putnam Investments

Founded in 1937, Putnam Investments is a leading global money management firm with over 70 years of investment experience. As of August 31, 2009, Putnam had $110 billion in assets under management. Putnam has offices in Boston, London, Frankfurt, Amsterdam, Tokyo, Singapore, and Sydney. For more information, go to www.putnam.com.

###

Item 3: On June 16, 2010, the following voting instructions were sent to shareholders:

Dear Shareholder:

We have sent you proxy materials for the Annual Meeting of Shareholders of TS&W/Claymore Tax-Advantaged Balanced Fund to be held on July 19, 2010.

YOUR SHARES CANNOT BE VOTED WITHOUT YOUR SPECIFIC INSTRUCTIONS ON CERTAIN MATTERS TO BE ACTED UPON AT THE MEETING

Please forward your voting instructions as soon as possible using one of the following methods:

Available 24 Hours – 7 Days a Week

VOTE BY TELEPHONE		VOTE BY INTERNET

Using a touch-tone telephone, call the toll-free number which appears on the top left corner of your enclosed Voting Instruction Form.		Go to website: WWW.PROXYVOTE.COM
Just follow these four easy steps:		Just follow these four easy steps:
1.	Read the Western Investment LLC Proxy Statement and enclosed Voting Instruction Form.	1.	Read the Western Investment LLC Proxy Statement and enclosed Voting Instruction Form.
2.	Call the toll-free number located on the top left corner of your Voting Instruction Form.	2.	Go to the website www.proxyvote.com.
3.	Enter your 12-digit Control Number located on your Voting Instruction Form.	3.	Enter your 12-digit Control Number located on your Voting Instruction Form.
4.	Follow the simple recorded instructions.	4.	Follow the simple instructions.
	Please vote your shares with “Opposition.” Western Investment is identified as “Opposition.”		Please vote your shares with “Opposition.” Western Investment is identified as “Opposition.”

If you vote by telephone or Internet, do not return your Voting Instruction Form. Thank you for your vote!